Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

We hereby consent to the use in the proxy statement/prospectus constituting a part of this Registration Statement on Amendment No. 2 to Form F-4 of our report dated March 26, 2025, which includes an explanatory paragraph relating to Cohen Circle Acquisition Corp. I’s ability to continue as a going concern, relating to the financial statements of Cohen Circle Acquisition Corp. I, as of December 31, 2024 and 2023 and for the years then ended, which is contained in that Prospectus. We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ WithumSmith+Brown, PC

New York, New York

July 10, 2025